UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2014

 Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Skilled Healthcare Group, Inc. (the “Company”) approved certain compensation changes for its named executive officers (“NEOs”) in connection with the transactions (the “Combination”) contemplated by that certain Purchase and Contribution Agreement, dated August 18, 2014, between the Company and FC-GEN Operations Investment, LLC (“Genesis”).
Our NEOs, Robert Fish (Chief Executive Officer), Christopher Felfe (Chief Financial Officer), Roland Rapp (Executive Vice President, Chief Administrative Officer and General Counsel) and Laurie Thomas (President, Ancillary Business) each have an employment agreement with the Company that provides severance payments in certain circumstances. Although the employment agreements do not include provisions for any payments upon a change in control or any enhanced severance benefits upon a termination following a change in control, in connection with the Combination, the Compensation Committee has approved increased separation benefits for each such NEO should such NEO not be offered continuing employment with the combined company in a comparable position, with comparable salary and in comparable location. In no event will the separation benefits be payable upon resignation if a comparable position, with comparable salary and in a comparable location, is offered to the NEO. The enhanced separation pay provisions are intended to facilitate the continued focus of the NEOs on operating the business through the closing of the Combination. The approved severance benefits include:

1.
Twenty-four months of base salary for Mr. Fish (same as provided in his employment agreement in case of a termination without “cause”), 18 months of base salary for Mr. Rapp (same as provided in his employment agreement in case of a termination without “cause”) and 18 months of base salary for Mr. Felfe and Ms. Thomas (increased from 12 months, as provided in their respective employment agreements upon a termination without “cause”);

2.
Company paid COBRA coverage for 24 months (under employment agreements, in case of a termination without “cause” NEOs were entitled to receive 12 months of medical benefits coverage or payment in lieu thereof);

3.	outplacement assistance services through a third party vendor contracted by the Company, valued at approximately $15,000; and

4.	payment equivalent to payment for four weeks of the NEO’s vacation less any vacation taken by the NEO in 2015.
Each NEO would be required to sign a customary general release of claims in order to receive the severance benefits. These severance payments are in lieu of, and not in addition to, severance payments to the NEOs under their employment agreements.
The Compensation Committee also approved retention bonuses for each of the NEOs in order to incentivize the NEOs to remain employed through the closing of the Combination and during a specified transition period thereafter, if applicable. The retention bonuses will be in an amount equal to one-twelfth of each NEO’s 2014 annual bonus multiplied by the number of months in the retention period that extends beyond the 2014 bonus period. The maximum retention period shall not exceed six months beyond the closing of the Combination.
The Compensation Committee also approved the accelerated vesting, on December 31, 2014 of one-third of the 800,000 shares of restricted stock that Mr. Fish was granted under the Skilled Healthcare Group, Inc. Amended and Restated 2007 Incentive Award Plan (the “Plan”) upon his hiring on November 20, 2013. But for this change, under the award agreement, vesting of one-third of the shares subject to this award would automatically accelerate upon a “change in control” (as defined in the Plan), which includes the Combination, which occurs within the performance period, subject to Mr. Fish’s continued service through the change in control (except in the case of a termination of service due to death or disability in certain circumstances).
The Compensation Committee also approved the accelerated vesting of certain unvested stock options and restricted stock awards held by Mr. Felfe, Ms. Thomas and Mr. Rapp, effective upon the closing of the Combination (which will constitute a “change in control” under the Plan). The awards for which the Compensation Committee has accelerated vesting are as follows: Mr. Felfe - unvested option to purchase 3,662 shares at an exercise price of $6.74 per share and 30,675 shares of restricted stock; Ms. Thomas - unvested option to purchase 2,616 shares at an exercise price of $6.74 per share and 40,900 shares of restricted stock; and Mr. Rapp - unvested option to purchase 3,780 shares at an exercise price of $12.87 per share, unvested option to purchase 10,465 shares at an exercise price of $6.74 per share and 40,900 shares of restricted stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: November 19, 2014	/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Chief Administrative Officer and Secretary

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